NEWS RELEASE
November 12, 2015
FOR IMMEDIATE RELEASE

Radio One Makes BIG Moves in Columbus, OH
MAGIC Moves to 95.5 FM and JOY Returns to 107.1 FM

(Silver Spring, MD…November 12, 2015): Radio One announces big news in the growing Columbus, OH market. As of 12:01 a.m., Thursday, November 12th Magic moves to 95.5 FM and Monday, November 16th at 5:00 p.m. JOY, Columbus’ Inspiration Station is back on 107.1 FM.

Radio One entered into a two-station LMA with Wilks Broadcasting Group for 95.5 FM-WZOH and 107.1 FM-WHOK. An Asset Purchase Agreement to acquire the stations has also been submitted. This expansion doubles the size of the previously two-station urban music cluster in Columbus, OH.

The NEW Magic 95.5 FM has a bigger and stronger signal for listeners to enjoy and Columbus can now enjoy Inspiration music at its best on the NEW JOY107.1 FM. JOY left the market in 2011, but after four years of silence will be born again on Monday, November 16th at 5:00 p.m. with your favorite gospel artists and inspirational music.

Eddie Harrell, Regional Vice President & General Manager said, “We’re thrilled about our growth and the ability to serve this community even more. There are great things on the horizon and we encourage our listeners to stay tuned and watch us exceed their expectations.”

About Radio One Radio One, Inc. (http://www.radio-one.com/, together with its subsidiaries, is a diversified media company that primarily targets African-American and urban consumers. It is one of the nation's largest radio broadcasting companies, currently owning and/or operating 56 stations in 16 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (http://www.blackamericaweb.com/), the Company also operates syndicated programming including the Tom Joyner Morning Show, the Russ Parr Morning Show, the Yolanda Adams Morning Show, the Rickey Smiley Morning Show, the DL Hughley Show, Bishop T.D. Jakes' Empowering Moments, and the Reverend Al Sharpton Show. Beyond its core radio broadcasting franchise, Radio One owns Interactive One (interactiveone.com), the fastest growing and definitive digital resource for Black and Latin Americans, reaching millions each month through social content, news, information, and entertainment. Interactive One operates a number of branded sites including News One (news), The Urban Daily (men), Hello Beautiful (women), Global Grind (Millennials) and social networking websites such as BlackPlanet and MiGente. The Company also owns TV One, LLC (http://www.tvoneonline.com/), a cable/satellite network programming serving more than 57 million households, offering a broad range of real-life and entertainment-focused original programming, classic series, movies and music designed to entertain, inform and inspire a diverse audience of adult Black viewers. Additionally, One Solution combines the dynamics of the Radio One’s holdings to provide brands with an integrated and effectively engaging marketing approach that reaches 82% of Black Americans throughout the country.

###
Contact: Yashima White AziLove
Corpcomm@radio-one.com
301.429.3239